INDEPENDENT AUDITORS' CONSENT



The Participants and Administrator
Ryder Student Transportation Services, Inc. Retirement/Savings Plan


We consent to incorporation by reference in the Registration Statement (No. 333-57599) on Form S-8 of Ryder System, Inc. of our report dated June 26, 1997, relating to the statements of net assets available for plan benefits of the Ryder Student Transportation Services, Inc. Retirement/Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental Schedule of Assets Held for Investment Purposes as of December 31, 1997, and Schedule of Reportable Transactions for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Ryder Student Transportation Services, Inc. Retirement/Savings Plan filed by Ryder System, Inc.


/s/ KPMG PEAT MARWICK LLP


Miami, Florida
June 26, 1998

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